Exhibit 10.4

AMENDMENT NO.1 TO THE
PATRIOT COAL CORPORATION 401(k) RETIREMENT PLAN
(AS AMENDED AND RESTATED JANUARY 1, 2010)

WHEREAS, Patriot Coal Corporation (“Company”) previously adopted the Patriot Coal Corporation 401(k) Retirement Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan, by a resolution adopted by action of the Board of Directors of the Company, pursuant to Section 17.1 thereof; and

WHEREAS, the Company has determined that it is necessary and desirable to amend the Plan to in response to comments received from the Internal Revenue Service pursuant to a determination letter request;

NOW, THEREFORE, effective as of January 1, 2010, the Company amends the Plan as follows:

1.	The second paragraph of Section 2.6 is deleted and replaced with the following:

The Compensation of each Participant taken into account under the Plan and Plan Year shall not exceed $245,000 (as adjusted in accordance with section 401(a)(17)(B) of the Code).

2.	The second paragraph of Section 2.23 is deleted and replaced with the following:

The Po-Rated Salary of each Participant taken into account under the Plan for any Plan Year, based on the fiscal year ending in such a Plan Year, shall not exceed $245,000 (as adjusted in accordance with Section 401(a)(17)(B) of the Code).

3.	The first sentence of Section 4.3(b) is deleted and replaced with the following:

Notwithstanding subsection (a), Participants who are eligible to make elective deferrals hereunder and who have attained or will attain age 50 by the end of their taxable year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v).

4.	Section 6.2(b) is amended by adding the following paragraph to the end thereof:

Notwithstanding the above, in accordance with Treasury Regulation Section 1.401(k)-2(a)(6)(iv), qualified nonelective contributions shall not be taken into account for a Participant who is a Non-Highly Compensated Employee to the extent such contributions exceed the Participant's Compensation multiplies by the greater of (i) 5% of (ii) two times the Plan's representative contribution rate.

5.	Section 6.3(a) is amended by adding the following paragraph to the end thereof:

Notwithstanding the above, in accordance with Treasury Regulation Section 1.401(m)-2(a)(6)(v), qualified nonelective contributions shall not be taken into account for a Participant who is a Non-Highly Compensated Employee to the extent such contributions exceed the Participant's Compensation multiplies by the greater of (i) 5%, or (ii) two times the Plan's representative contribution rate.

6.	The last sentence of section 19.1 is deleted and replaced with the following:

In the case of a distribution made for a reason other than severance from employment, death or disability, this provision shall be applied by substituting “five year period” for “one year period.”

IN WITNESS WHEREOF, this amendment is hereby executed as of this 5th day of March, 2012.

PATRIOT COAL CORPORATION
/s/ Joseph W Bean
Joseph W. Bean